EXHIBIT 21

                                    SUBSIDIARIES

   SUBSIDIARY                    PCT. OWNERSHIP       STATE OF INCORPORATION

   Castle Dental Centers of Texas, Inc.                  100%     Texas

   Castle Dental Centers of Austin, Inc.                 100%     Texas

   Dental World, Inc. (of Castle Dental                  100%     Texas
      of Texas, Inc.)

   JHCDDS, Inc.                                          100%     Texas

   Castle Dental Centers of Tennessee, Inc.              100%     Tennessee

   Castle Dental Centers of Florida, Inc.                100%     Florida

   Dentcor, Inc. (of Castle Dental Centers               100%     Florida
      of Florida, Inc.)

   CDC of California, Inc.                               100%     Delaware

   Castle Dental Centers of California, L.L.C.            80%     Delaware
      (of CDC of California, Inc.)